Exhibit (l)(1)

November 19, 2020

Goldman Sachs BDC, Inc.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

We are acting as counsel to Goldman Sachs BDC, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form N-2 (as it may be amended from time to time, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance by the Company from time to time of the following securities of the Company: (1) shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), (2) shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”), (3) warrants of the Company to purchase Debt Securities (as defined below), Common Stock or Preferred Stock (“Warrants”), (4) debt securities (“Debt Securities”) to be issued pursuant to the Indenture (as defined below) and (5) rights to purchase Common Stock or other securities (“Subscription Rights”). The Common Stock, Preferred Stock, Warrants, Debt Securities and Subscription Rights are collectively referred to herein as the “Securities.” The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to the prospectus included in the Registration Statement (each, a “Prospectus Supplement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The terms of the Preferred Stock are to be established in one or more certificates of designations, rights and preferences, filed with the Secretary of State of the State of Delaware (each, a “Certificate of Designations”). The Warrants are to be issued under one or more warrant agreements (each a “Warrant Agreement”) to be entered into by and between the Company and the purchasers thereof or a warrant agent to be identified in the applicable agreement (the “Warrant Agent”). The Debt Securities are to be issued pursuant to an indenture, dated as of February 10, 2020, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), providing for the issuance of the Debt Securities (as may be amended or supplemented from time to time, the “Indenture”), incorporated into the Registration Statement by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2020. The Subscription Rights are to be issued under one or more subscription agent agreements (each, a “Subscription Agent Agreement”), between the Company and the subscription rights agent named therein.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Registration Statement;

(b)	the Certificate of Incorporation of the Company (the “Certificate of Incorporation”);

(c)	the Bylaws of the Company (the “Bylaws”);

(d)	the form of Certificate of Designations for Preferred Stock;

(e)	the form of Warrant Agreement;

(f)	the Indenture;

(g)	the form of certificate evidencing the Subscription Rights (the “Subscription Certificate”);

(h)	the form of Subscription Agent Agreement; and

(i)	the form of underwriting agreement for equity securities.

The documents referred to in items (e) through (i) above, inclusive, are referred to collectively herein as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials and officers and other representatives of the Company and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) all of the parties to the Documents have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder, and (c) consummate the transactions contemplated thereby, (iii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto, (iv) each of the Documents constitutes a valid and binding obligation of each of the parties thereto (other than as expressly addressed in the opinions below as to the Company), enforceable against such parties in accordance with their terms, and (v) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Common Stock, including the Common Stock to be issued upon conversion, exchange or exercise of any Securities in accordance with its terms, will be validly issued, fully paid and nonassessable.

2. The Preferred Stock will be validly issued, fully paid and nonassessable.

3. The Debt Securities will constitute valid and binding obligations of the Company.

4. The Rights will constitute valid and binding obligations of the Company.

5. The Warrants will constitute valid and binding obligations of the Company.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the related prospectus supplements, the terms of any agreement governing those Securities and, in the case of Preferred Stock, the provisions of the Company’s Certificate of Incorporation, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will duly authorize, execute and deliver any applicable supplement to the Indenture, any applicable Subscription Agent Agreement and Warrant Agreement and any other agreement governing the Securities or otherwise necessary with respect to the Securities or contemplated by the Securities or the Registration Statement and will take any other appropriate or necessary corporate action, including the filing of any Certificate of Designation with the Secretary of State of the State of Delaware; (iii) any agreement governing the Securities and any instruments evidencing the Securities (other than Common Stock or Preferred Stock) will be governed by New York law; (iv) the Subscription Certificate will conform to the forms thereof filed as exhibits to the Registration Statement; (v) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing such Securities and in the manner contemplated by the Registration Statement and the related prospectus supplements describing the Securities and the offering thereof; (vi) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock, shall not be less than the respective par value thereof; and (vii) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

We express no opinion as to the validity or binding effect of any provision of the Documents:

(i) relating to indemnification, contribution or exculpation;

(ii) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of the Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York, (c) service of process or (d) waiver of any rights to trial by jury;

(iv) specifying that provisions thereof may be waived only in writing;

(v) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi) which may be construed to be in the nature of a penalty.

We express no opinion as to the validity or binding effect of any provision of the Documents (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Documents relating to waiver of stay, extension or usury laws.

The opinions set forth above are subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York and the applicable provisions of the General Corporation Law of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP